UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 29, 2010/March 26, 2010

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into A Material Definitive Agreement

On March 29, 2010 Domtar Corporation issued a press release announcing that it has entered into an agreement to sell its forest products business to EACOM Timber Corporation (“EACOM”) for the purchase price of CDN$80 million plus elements of working capital estimated at CDN$30 to $40 million. Domtar will receive 19% of the proceeds in shares of EACOM. The net book value of the net assets being sold is CDN$112 million, excluding the elements of working capital. Consummation of the transaction is subject to government approvals for the forest licence transfers, regulatory approvals and customary closing conditions. The transaction is expected to close at the end of the second quarter of 2010.

The operations being sold consist of Domtar’s 4 sawmills in Ontario and 3 sawmills in Québec, as well as the Sullivan remanufacturing mill also in Québec. The sawmills have approximately 3.5 million cubic metres of annual harvesting rights and a production capacity of close to 900 million board feet. Also included in the transaction are Domtar’s investments in Elk Lake Planing Mill Limited and Anthony-Domtar Inc.

Domtar will provide EACOM with transition services, including information technologies, human resources, office space, finance and administration for a period of 12 months following consummation of the transaction.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibits 99.1:     Press release of Domtar Corporation, dated March 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION (Registrant)

By:	/S/ RAZVAN L. THEODORU
Name:	Razvan L. Theodoru
Title:	Vice-President, Corporate Law and Secretary

Date: March 29, 2010

Exhibit Index

Exhibit No.	Exhibit

99.1	Press Release of Domtar Corporation, dated March 29, 2010.

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